EXHIBIT 99.1

RealNetworks Announces Leadership Change

SEATTLE— March 28, 2011— Media software and services company RealNetworks, Inc. (Nasdaq: RNWK) announced today that CEO Robert Kimball has resigned as president and CEO. The company also announced that its board of directors has appointed Mike Lunsford interim chief executive officer while a CEO search is underway.

Mr. Kimball has been in the CEO role at Real since January 2010.

“I took on this role to lead a restructuring and transformation of RealNetworks into a more lean, efficient and effective business and we have completed that phase of RealNetworks transformation,” said Kimball. Over the past year we have simplified our business, removed more than $70 million in annualized operating expenses and created an entirely new, award-winning product called Unifi. We are delivering on our promise to build products people love. All this work has set the stage for Real to embark on its next phase with a clean bill of health and a strong foundation.”

He continued, “After twelve amazing years at Real, it is time for me to find new challenges and opportunities. I want to thank the Real team for their incredible work over the past 15 months – we’ve come a long way in a short time and I look forward to watching their success in the coming years.”

Rob Glaser, RealNetworks’ founder and chairman, said, “We deeply appreciate Bob’s strong leadership through a difficult transformation. As CEO, he accomplished a lot in a short time. He has established a strong foundation upon which the company can build in the years to come.  Bob has made a real difference at RealNetworks over the years and we thank him for his great contributions. We are pleased to have Mike Lunsford in place to lead the company in the coming months while we search for a permanent CEO.”

Mike Lunsford, Real’s executive vice president, will serve as interim CEO while the board conducts a search for the new CEO. Lunsford joined the company in 2008. Prior to his time at RealNetworks, Lunsford served in a number of executive roles at Earthlink, Inc. from 1999 to 2007, including interim CEO and president.

“I look forward to working with the board of directors, the management team and the employees as we move from a transformation phase to a building phase,” he said.

Contacts:

Press
Betty Taylor
650-480-4060
bettyt@krause-taylor.com

Investors
Marj Charlier
206-892-6718
mcharlier@real.com

About RealNetworks

Real creates innovative applications and services that make it easy to connect with and enjoy digital media. Real invented the streaming media category in 1995 and continues to connect consumers with their digital media both directly and through partners, aiming to support every network, device, media type and social network. Real’s corporate information is located at http://www.realnetworks.com/about-us